EXHIBIT 99.1

Spark Networks Reports Second Quarter 2023 Results

BERLIN, August 14, 2023 -- Spark Networks SE (NASDAQ: LOV) (the “Company”), a leading social dating platform for meaningful relationships, today reported financial results for its second quarter ended June 30, 2023.

Colleen Birdnow Brown, Interim CEO of Spark Networks, said: “As we have previously reported, Spark has embarked on a transformational plan intended to drive the Company forward with revenue growth as well as improved margins, Adjusted EBITDA and cash flow. Teaming with a leading performance marketing agency, our first step in that plan was to completely reevaluate the ways in which we spend our marketing dollars. As a result, we reduced our user acquisition spend during the quarter by 43% as compared to the second quarter of 2022. In addition, we also reduced our operating expenses during the quarter by 16% year over year, primarily by reducing headcount and renegotiating vendor spend. With these cost reductions, we increased Adjusted EBITDA by $8.9 million compared to the second quarter of 2022. We note, however, that while we made immediate gains in Adjusted EBITDA, we also saw a negative impact on subscription rates, which were down 21% compared to the second quarter of 2022. We attribute this primarily to our reduced marketing spend. Moving forward, we expect to identify more profitable ways to increase our marketing spend in order to improve subscription rates and drive future revenue, and we are already seeing promising results from our new outsourced performance marketing initiative.

“As part of the next phase of the transformation plan, we look to partner with a major managed service provider and outsource a significant portion of our technology and operations. Through this plan, we believe we can materially improve our product and technology stack while at the same time delivering long-term cost savings, revenue growth and improved operating margins. We expect to complete our outsourcing by the first quarter of 2024, resulting in a dramatically reduced employee headcount. In addition, we expect to continue to implement the initiatives in our plan over the next 18 months.”

Second Quarter 2023 Financial Results

•Revenue was $41.2 million, compared to $48.0 million in the second quarter of 2022.
•Net loss was $26.9 million, compared to $8.8 million in the second quarter of 2022.
•Adjusted EBITDA(3) was $7.2 million, or a 17.5% Adjusted EBITDA margin, compared to $(1.7) million, or a (3.6)% Adjusted EBITDA margin, in the second quarter of 2022.

Please see the table captioned “Reconciliation of Net loss to Adjusted EBITDA” included at the end of this release for a reconciliation of Adjusted EBITDA, which is a non-U.S. GAAP measure, and Adjusted EBITDA margin, which is a non-U.S. GAAP ratio, to U.S. GAAP.

Investor Conference Call
Spark Networks management will host a conference call and live webcast for analysts and investors today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the Company's financial results.

To access the live call, dial 1-833-816-1417 (US and Canada) or +1 412-317-0510 (International) and ask to join the Spark Networks' call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the Company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call and will remain available for one week. To access the call replay, dial 1-877-344-7529 (US) or +1 412-317-0088 (International) and enter the replay passcode: 8925104.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks’ performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include, without limitation, statements regarding whether we will execute our transformation plan as expected; whether our transformational plan will drive the Company forward with growth as well as improved margins, Adjusted EBITDA and cash flow; whether we will identify more profitable ways to increase our marketing spend in order to improve subscription rates and drive future revenue; whether we will continue to see promising results from our new outsourced performance marketing initiative; whether we will work with a managed service provider and outsource a significant portion of our technology and other operations as expected; whether we will improve our product and technology stack as expected, while at the same time achieving long-term cost savings, revenue growth and improved operating margins; whether we will complete our outsourcing by the first quarter of 2024 and whether it will result in a dramatically reduced employee headcount; and whether we will continue to implement the initiatives in our plan over the next 18 months as expected.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “guides,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks’ competitors; Spark Networks’ ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ most recent Annual Report on Form 10-K and in other sections of Spark Networks’ filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

For More Information
Investor contact:
MKR Investor Relations, Inc.
Todd Kehrli
lov@mkr-group.com

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: constant currency revenue, Adjusted EBITDA and Adjusted EBITDA margin. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP. We are not able to provide a reconciliation of our Adjusted EBITDA margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures.

1 We provide a constant currency revenue amount to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations. We define non-GAAP constant currency revenue as total revenue excluding the effect of foreign exchange rate movements. Non-GAAP constant currency revenue are calculated by translating current quarter revenues using prior period exchange rates.

2 Revenue for the three and six months ended June 30, 2023 includes virtual currency deferred revenue of $0.3 million and $0.6 million. During the quarter ended September 30, 2022, the Company analyzed its virtual currency deferred revenue balance to determine the likelihood of redemption. Virtual currency is paid for upfront and is recorded as deferred revenue until the currency is redeemed, at which point the Company recognizes the revenue. The Company’s analysis showed a likelihood of redemption of its virtual currency after 12 months of purchase is remote. Based on this analysis, during the three and six months ended June 30, 2023, the Company recognized revenue of $0.3 million and $0.6 million related to its virtual currency deferred revenue that had been included in the Company’s deferred revenue balance for more than 12 months. Going forward the Company will continue to analyze its virtual currency deferred revenue balance and will recognize revenue on a quarterly basis for all virtual currency that is held for longer than 12 months.
3 Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-U.S. GAAP financial measure, and Adjusted EBITDA margin, a non-GAAP ratio, are a few of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe these measures provide management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and allows for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. We define Adjusted EBITDA as net earnings (loss) excluding interest expense, (gain) loss on foreign currency transactions, income tax (benefit) expense, depreciation and amortization, asset impairments, stock-based compensation expense, acquisition related costs and other costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. Each of Adjusted EBITDA and Adjusted EBITDA margin has inherent limitations in evaluating the performance of the Company, and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations include:

•Adjusted EBITDA and Adjusted EBITDA margin do not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA and Adjusted EBITDA margin do not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA and Adjusted EBITDA margin do not reflect the cash tax payments during the measurement period; and
•Adjusted EBITDA and Adjusted EBITDA margin may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Because of these limitations, Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to other financial performance measures, including net income (loss) and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA and Adjusted EBITDA margin for the three and six months ended June 30, 2023 and 2022 can be found in the table below captioned “Reconciliation of Net loss to Adjusted EBITDA.”

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$5,683	$11,438
Accounts receivable, net	5,473	5,154
Goodwill and intangible assets	109,013	132,575
Other assets	14,617	15,210
Total assets	134,786	$164,377
Liabilities and Shareholders' Deficit
Debt	$94,197	$94,817
Accounts payable	7,142	6,487
Deferred revenue	27,401	28,085
Accrued expenses and other current liabilities	27,611	24,247
Other liabilities	17,065	17,527
Total liabilities	173,416	171,163
Total shareholders' deficit	(38,630)	(6,786)
Total liabilities and shareholders' deficit	$134,786	$164,377

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$41,202	$48,035	$82,541	$97,942
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	22,790	36,356	50,082	70,602
Other operating costs and expenses	41,392	15,097	56,616	31,135
Total operating costs and expenses	64,182	51,453	106,698	101,737
Operating loss	(22,980)	(3,418)	(24,157)	(3,795)
Other expense, net	(3,998)	(5,150)	(7,135)	(12,536)
Loss before income taxes	(26,978)	(8,568)	(31,292)	(16,331)
Income tax benefit (expense)	52	(193)	7	99
Net loss	$(26,926)	$(8,761)	$(31,285)	$(16,232)

Reconciliation of Net loss to Adjusted EBITDA (Unaudited):
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net loss	$(26,926)	$(8,761)	$(31,285)	$(16,232)
Interest expense	4,058	2,706	7,875	9,588
(Gain) loss on foreign currency transactions	216	2,441	(464)	3,208
Income tax (benefit) expense	(52)	193	(7)	(99)
Depreciation and amortization	625	577	1,243	1,180
Impairment of intangible assets	21,847	—	22,947	—
Stock-based compensation expense	251	490	424	992
Other costs(1)	7,172	614	8,823	636
Adjusted EBITDA	$7,191	$(1,740)	$9,556	$(727)
Adjusted EBITDA margin(2)	17.5%	(3.6)%	11.6%	(0.7)%

(1) Includes consulting and advisory fees related to special projects, CFO severance fees, and retention bonuses
(2) We define “Adjusted EBITDA margin” as Adjusted EBITDA divided by revenue.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2023	2022
Net loss	$(31,285)	$(16,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items and other non-operating charges	26,819	12,536
Change in operating assets and liabilities	1,796	(6,999)
Net cash used in operating activities	(2,670)	(10,695)
Capital expenditures	(1,393)	(1,268)
Net cash used in investing activities	(1,393)	(1,268)
Net cash (used in) provided by financing activities	(1,250)	7,774
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	(439)	(613)
Net decrease in cash and cash equivalents and restricted cash	(5,752)	(4,802)

Cash and cash equivalents and restricted cash at beginning of period	11,569	16,279
Cash and cash equivalents and restricted cash at end of period	$5,817	$11,477